UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 18, 2021

HOLLEY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39599	87-1727560
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Russellville Road, Bowling Green, KY	42101
(Address of principal executive offices)	(Zip Code)

(270) 495-4081

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	HLLY	New York Stock Exchange
Warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share	HLLY WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 18, 2021, Holley Inc. (the “Company”) entered into a new credit facility with a syndicate of lenders and Wells Fargo Bank, N.A., as administrative agent for the lenders, letter of credit issuer and swing line lender (the "Credit Agreement"). The financing consists of a seven-year $600 million first-lien term loan, a five-year $125 million revolving credit facility, and a $100 million delayed draw term loan.

The delayed draw term loan is available for six months and is subject to the satisfaction of certain conditions precedent, including, but not limited to, the consent of the lenders providing the delayed draw term loan. In addition, the credit facility includes a letter of credit facility in the amount of $10 million, pursuant to which letters of credit may be issued as long as revolving loans may be advanced and subject to availability under the revolving credit facility.

Proceeds from the new credit facility were used repay in full the obligations outstanding under both the Company’s existing first lien credit agreement, dated as of October 26, 2018, between the Company and UBS AG, Stamford Branch as administrative agent and collateral agent and other lender parties thereto and the Company’s existing second lien credit agreement, dated as of October 26, 2018, between the Company and AEA Debt Management LP, as administrative agent and collateral agency and other lender parties thereto (the “Existing Credit Agreements”), to pay fees and expenses related to the refinancing, and for general corporate purposes. The proceeds of the delayed draw loans made after closing may be used by the Company to finance acquisitions.

The first-lien term loan requires amortization in the form of quarterly scheduled principal payments as specified in the Credit Agreement and will mature on November 18, 2028. Amounts outstanding under the first-lien term loan bear an initial interest rate of LIBOR plus 3.75%. In the case of future delayed draw term loans and revolving credit loans, amounts outstanding will accrue interest at a rate equal to either LIBOR or base rate, at the Company's election, plus a specified margin, based on the Company's Total Leverage Ratio, as defined in the Credit Agreement.

Obligations under the Credit Agreement are secured by substantially all of the Company’s assets. Also, the Credit Agreement includes representations and warranties, and affirmative and negative covenants customary for financings of this type, including, but not limited to, limitations on additional borrowings, additional investments and asset sales.

Some of the lenders and their affiliates have various relationships with the Company in the ordinary course of business involving the provision of financial services, including cash management, commercial banking, investment banking or other services.

A copy of the Credit Agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference. The above descriptions of the Credit Agreement contained herein are qualified in their entirety by the full text of such exhibit.

Item 1.02. Termination of a Material Definitive Agreement.

Effective November 18, 2021, the Company terminated its Existing Credit Agreements. The Company repaid all amounts due and outstanding under the Existing Credit Agreements at such time.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The descriptions of the Credit Agreement set forth above under Item 1.01 are incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure.

On November 19, 2021, the Company issued a press release announcing the refinancing of its 2018 credit facility. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

This information under Item 7.01 of this Report, including exhibit 99.1, attached hereto, is furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	#ERROR! Can't render LINK 65b7e8fb-c4e9-4238-ab66-7a68aac17799 object
99.1	Press release dated November 19, 2021
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOLLEY INC.

	By:	/s/ Dominic Bardos
Name: Dominic Bardos
Date: November 19, 2021		Title: Chief Financial Officer